UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 2, 2009

Date of Report (Date of earliest event reported)

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 962-2500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of Material Definitive Agreement.

As previously reported, on March 1, 2009, Spansion Inc. (the “Company”), Spansion Technology LLC, Spansion LLC, Spansion International, Inc. and Cerium Laboratories LLC (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) (collectively, the “Chapter 11 Cases”). The Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Termination of Samsung Settlement Agreement following Rejection By Bankruptcy Court

As previously reported in a Current Report Form 8-K filed by the Company on April 10, 2009, the Company, Spansion LLC and Samsung Electronics Co., Ltd. entered into a settlement agreement (the “Settlement Agreement”) with respect to the lawsuits among those entities. The Settlement Agreement provided for, among other things, a $70 million payment to be made by Samsung to the Company upon obtaining the approval of the Settlement Agreement by the Bankruptcy Court. On April 3, 2009, the Debtors filed a motion with the Bankruptcy Court seeking its approval of the Settlement Agreement. On June 2, 2009, the Bankruptcy Court entered an order denying the Debtors motion seeking approval of the Settlement Agreement.

By its terms, the Settlement Agreement has been terminated automatically as a result of the failure of the Bankruptcy Court to approve the Settlement Agreement by June 2, 2009 (sixty days from when the Company filed a motion seeking Bankruptcy Court approval).

The foregoing summary of the terms of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, filed as an Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, which was filed with the SEC on May 13, 2009.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 4, 2009	SPANSION INC.

	By:	/s/ John H. Kispert
	Name:	John H. Kispert
	Title:	President and Chief Executive Officer

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